Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE	Contact:	Paul Caminiti/Brandy Bergman/Carrie Bloom
Citigate Sard Verbinnen
212/687 — 8080
VECTOR GROUP REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

     MIAMI, FL, November 14, 2006 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the three and nine months ended September 30, 2006.
     Third quarter 2006 revenues were $137.7 million, compared to revenues of $125.0 million in the third quarter of 2005. The Company recorded operating income of $25.7 million in the 2006 third quarter, compared to operating income of $20.0 million in the third quarter of 2005. Income from continuing operations for the 2006 third quarter was $19.6 million, or $0.32 per diluted common share, compared to income from continuing operations of $10.0 million, or $0.21 per diluted common share, in the 2005 third quarter, as restated. The results for the three months ended September 30, 2006 included an $11.5 million decrease in reported income tax expense due to the reduction of the Company’s previously established reserves as a result of its July 2006 settlement with the Internal Revenue Service.
     For the nine months ended September 30, 2006, revenues were $368.7 million, compared to $342.3 million for the first nine months of 2005. The Company recorded operating income of $68.4 million for the 2006 nine-month period, compared to operating income of $63.0 million for the 2005 period. Income from continuing operations for the 2006 nine-month period was $26.9 million, or $0.46 per diluted common share, compared to income from continuing operations of $30.6 million, or $0.63 per diluted common share, for the 2005 period, as restated. The results for the nine months ended September 30, 2006 included (i) a non-cash charge of $14.9 million associated with the issuance in June 2006 of additional shares of common stock in connection with the conversion of $70 million of the Company’s 6.25% convertible notes due 2008 and (ii) the $11.5 million decrease in reported income tax expense as a result of the Internal Revenue Service settlement.
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     The Company has restated its financial statements for the three and nine months ended September 30, 2005. The restatement corrects an error in the computation of the amortization of the debt discount created by the embedded derivative and the beneficial conversion feature associated with the Company’s 5% variable interest senior convertible notes due 2011. The restatement increased net income for the three months ended September 30, 2005 by $0.8 million ($0.02 per diluted common share) and increased net income for the nine months ended September 30, 2005 by $2.6 million ($0.05 per diluted common share). Additional information concerning the restatement is contained in the Company’s Form 10-Q for the quarter dated September 30, 2006 filed with the SEC.
     For the three and nine months ended September 30, 2006, the Company’s conventional cigarette business, which includes Liggett Group cigarettes and USA brand cigarettes, had revenues of $135.9 million and $363.3 million, respectively, compared to $122.7 million and $334.6 million for the three and nine months ended September 30, 2005, respectively. Operating income was $34.6 million for the third quarter of 2006 and $95.9 million for the first nine months of 2006, compared to $31.5 million and $97.7 million for the three and nine months ended September 30, 2005, respectively. The results for the three and nine months ended September 30, 2005 included a special federal quota stock liquidation assessment under the federal tobacco buyout legislation of $5.2 million.
Conference Call To Discuss Third Quarter 2006 Results
     As previously announced, the Company will host a conference call and webcast on Wednesday, November 15, 2006 at 9:00 A.M. (ET) to discuss third quarter 2006 results. Investors can access the call by dialing 800-859-8150 and entering 91225649 as the conference ID number. The call will also be available via live webcast at www.vcall.com
     A replay of the call will also be available shortly after the call ends on November 15, 2006 through November 29, 2006. To access the replay, dial 877-656-8905 and enter 91225649 as the conference ID number. The archived webcast will also be available at www.vcall.com for 30 days.
     Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc. and New Valley LLC. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
[Financial Table Follows]
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VECTOR GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2006	2005	2006	2005
		Restated		Restated
Revenues*	$137,665	$124,965	$368,724	$342,251

Expenses:
Cost of goods sold*	88,329	77,880	230,974	202,780
Operating, selling, administrative and general expenses	23,635	27,109	69,362	76,485

Operating income	25,701	19,976	68,388	62,986

Other income (expenses):
Interest and dividend income	2,281	1,380	6,383	3,260
Interest expense	(10,779)	(8,141)	(27,795)	(22,363)
Change in fair value of derivatives embedded within convertible debt	(3,464)	1,131	(1,225)	2,258
Loss on extinguishment of debt	(1,306)	—	(16,166)	—
Gain on investments, net	1,433	8	1,386	1,433
Gain from conversion of LTS notes	—	—	—	9,461
Equity in loss on operations of LTS	—	—	—	(299)
Equity income from non-consolidated real estate businesses	2,121	4,184	9,726	6,202
Other, net	81	13	158	69

Income from operations before (benefit) provision for income taxes and minority interests	16,068	18,551	40,855	63,007
Income tax (benefit) expense	(3,550)	7,727	13,934	30,018
Minority interests	—	(779)	—	(2,403)

Income from continuing operations	19,618	10,045	26,921	30,586

Discontinued operations:
Income from discontinued operations, net of minority interests and taxes	—	—	—	82
Gain on disposal of discontinued operations, net of minority interests and taxes	—	—	—	2,952

Income from discontinued operations	—	—	—	3,034

Net income	$19,618	$10,045	$26,921	$33,620

Per basic common share:

Income from continuing operations	$0.33	$0.22	$0.47	$0.67

Income from discontinued operations	$—	$—	$—	$0.06

Net income applicable to common shares	$0.33	$0.22	$0.47	$0.73

Per diluted common share:

Income from continuing operations	$0.32	$0.21	$0.46	$0.63

Income from discontinued operations	$—	$—	$—	$0.06

Net income applicable to common shares	$0.32	$0.21	$0.46	$0.69

Cash distributions declared per share	$0.38	$0.36	$1.14	$1.09

*	Revenues and cost of goods sold include excise taxes of $48,153, $42,413, $127,956 and $112,856, respectively.